Exhibit 99.1

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

250/290 John Carpenter Irving, TX

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Commentary & Highlights

Market Update

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The Federal Reserve Bank of Dallas reported in December 2008 that commercial real estate leasing activity and investment continues to be impacted by credit conditions. It also reported that consumer lending is somewhat more lenient than the October 2008 report, even though credit standards remain tight, and lenders are extremely careful about credit quality. We believe that several of this Fund’s assets could be ready for sale once the credit markets return to stabilization.

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Delta Associates’ (the research affiliate of Transwestern) chief executive and forecaster, Greg Leisch, noted at a November 2008 meeting sponsored by the commercial property firm, Transwestern, that the Dallas-Fort Worth economy is one of the nation’s strongest regional economies and should fare better than other economies, as should its real estate markets. His projections indicated that the Dallas-Fort Worth area has a sufficient number of jobs for a stable commercial real estate market to exist. Of the remaining 10 investments in this Fund, nine are located in the Dallas area.

Portfolio Update

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As previously reported in its filings with the Securities and Exchange Commission (“SEC”), on October 2, 2008, the Fund received a comment letter from the SEC in connection with its Form 10-K for the year ended December 31, 2007 that questioned, in part, the Fund’s accounting treatment of debt forgiveness by Behringer Harvard Holdings, LLC (“Behringer Holdings”), a related party. In the Fund’s Annual Report on Form 10-K for the year ended December 31, 2007, the forgiveness of debt by Behringer Holdings on December 31, 2007 of $7.5 million of principal borrowings and all accrued interest pursuant to a loan agreement entered into on November 9, 2007 was accounted for as income in the financial statements and the notes thereto. After correspondence with the SEC, management concluded that the debt forgiveness should have been accounted for as a capital contribution.

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As a result, the financial tables have been excluded from this report. We have, however, included in this report the regular quarterly update on the portfolio’s assets. The previously reported 2008 quarterly financial statements and the year-end results for December 31, 2007 will be restated in order to reflect these changes. We anticipate updating investors with the restated financials once they are filed with the SEC.

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The restated financial statements will reflect the treatment of the debt forgiveness as a capital contribution. Previously reported tax treatment for investors and the legal treatment of this transaction will not be affected as a result of the change in accounting treatment. The general partner will have no right to receive the amount of the debt forgiveness as a return of capital, and this transaction will not be taken into account as a capital contribution by the general partner in determining distributions and allocations pursuant to the Fund’s Second Amended and Restated Agreement of Limited Partnership.

Landmark I & II Dallas, TX

During the third quarter, two holdover tenants vacated this asset, as anticipated. As a result, Landmark I & II was 35 percent occupied as of September 30, 2008. Recent leasing interest for this asset has been steady with eight prospective tenants ranging from 20,000 square feet to 150,000 square feet. Once long-term tenants have been secured and the debt markets have stabilized, we intend to market this asset for sale.

Landmark Center I & II, a 257,000-square-foot two office building complex, is located along the Dallas North Tollway. The tollway is managed by the North Texas Tollway Authority (NTTA). The property is located less than two miles from the tollway’s busiest tollbooth location, the Keller Springs main lane plaza, which sees nearly one million tollway transactions weekly.

The NTTA’s traffic numbers continue to expand with an increase in automobile commuters associated with the tollway’s recent expansion. In September 2008, extension three of the tollway added an additional 44 percent to the length of the toll road, taking the total length to 31.6 miles from its previous 22 miles. A fourth extension adding 13.6 miles is in the planning stages. Landmark I & II’s prime location along the tollway provides tenants valuable visibility and access to prominent North Dallas suburbs.

Bretton Woods Dallas, TX

Briggs-Freeman, recognized as one of Dallas’ leading boutique real estate firms for premier properties, hosted an open house event in October. The event was well attended, and as a result we have had several serious inquiries for potential home/lot sales. Realtors at the event were complimentary regarding the community’s construction thus far, as well as the design and finish of the completed homes.

The existing five homes and 13 undeveloped lots are listed with the Multiple Listing Service. Two of the five speculative homes constructed by our exclusive builder for this community, Stephenson Custom Homes, are now complete. The remaining three homes are approximately 60 percent finished.

Stephenson Custom Homes purchased one lot for a model home, and construction is approximately 50 percent complete. The company has also created a sales office with a full-time staff. Since this addition, the onsite staff has experienced an increase in foot traffic.

1221 Coit Dallas, TX

1221 Coit is an attractive asset for call and data center users, offering a number of well-designed amenities. In addition to the exterior capital improvements made earlier this year, we recently updated the interior lobby and created a marketing center on the mezzanine level that overlooks the 1,000-seat call center.

As anticipated, TelVista paid an early termination fee, ending its lease March 31, 2008, which left the building vacant. Over the past 90 days we have had steady interest in this asset. We have submitted lease proposals to five prospects and are in various stages of negotiations with these potential tenants. These proposals range in size from 50,000 square feet to 125,000 square feet.

Plaza Bank Center Dallas, TX

We continue to work through leasing challenges at Plaza Bank Center. At the end of the third quarter, occupancy decreased to 65 percent, as compared to 71 percent in the second quarter. This was primarily the result of two early lease terminations. We were successful in renewing a 1,700-square-foot lease for seven years and have several additional prospects seeking spaces for nearly 6,000 square feet. Additionally, one of our existing tenants continues to explore expansion opportunities that will more than double its current square footage. The most recent discussions with this tenant include a potential expansion program that exceeds 12,000 square feet from their current 10,000 square feet over the next 12 to 18 months.

Our anchor tenant, Compass Bank, renewed its lease in November 2007 for an additional 10 years— a triple net lease at $20 per square foot. This tenant occupies 16,000 square feet of retail space and operates a drive-thru teller service.

Hotel Palomar and Residences Dallas, TX

Since the October 2006 opening, Hotel Palomar has performed well to its operational key metrics, including average daily rates, net operating income, and occupancy. Hotel Palomar’s development also includes 12 residential loft units, 11 of which have been sold, though The Residences condominium sales have been slower than anticipated.

As a result of the slow condominium sales, the Fund began marketing for sale The Residences condominium tower and the adjacent 1.5 acres of land as a package. The land is currently zoned for 220 multifamily units. We also applied to the city for authority to include potential office use for the development site.

Cassidy Ridge Residences Telluride, CO

Construction continued in the third quarter on building two, which includes two three-bedroom units and one four-bedroom penthouse unit with panoramic views of the Telluride ski runs and Mountain Village. The contractor anticipates that this building will be completely weathered-in by year end. Foundation work has commenced on building five and its underground parking garage, though this progress will decelerate and eventually halt once winter snows blanket the area. Construction should begin again once the spring 2009 weather allows for activity. Financing for the construction of this development is in place allowing us to complete this project, even though competing projects have halted construction entirely because of financing issues.

The unique Telluride market continues to hold its own when compared to other ski resort areas in the United States. We remain optimistic regarding Cassidy Ridge Residences, in spite of the difficulties facing the broader residential real estate market. This development’s exceptional setting provides an advantage in a market that includes extraordinarily high barriers to entry.

250/290 John Carpenter Irving, TX

We are actively pursuing major tenants in the Las Colinas market and currently have more than 1,300,000 square feet of active proposals and prospective tenants. A recent building survey has resulted in the project becoming qualified for the Leadership in Energy and Environmental Design for Existing Buildings (LEED-EB) Gold Certification once it is substantially leased. This designation has played a significant role in the increased leasing activity at the property. In February 2007, a lease was executed with Avelo Mortgage, a subsidiary of Goldman Sachs, for 99,000 square feet. Goldman Sachs retains options to expand and extend its current 11-year lease.

4245 North Central Expressway

Dallas, TX (SOLD)

The Fund sold 4245 North Central Expressway to Behringer Harvard Holdings, LLC (BHH) on September 30, 2008, for approximately $12 million, which resulted in an approximately 1 percent cash-on-cash return on the investment to the Fund. Upon conclusion of the Fund’s sale, BHH sold the asset for a loss to a third party. The loss in this transaction was absorbed by BHH.

5050 Quorum Dallas, TX

This North Dallas office building held its occupancy at 86 percent at the end of the third quarter of 2008. During the third quarter, we executed one new lease for 5,800 square feet and renewed two leases for 2,800 square feet. Leasing activity at this asset continues to be active and we have several prospects totaling more than 20,000 square feet. Once a more stable credit market evolves, we believe this asset is primed for sale.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to as the “Fund,” the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated improvements to, and disposition of, properties, amounts of anticipated cash distributions to our investors in the future, anticipated sales of condominium units, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Such factors include those described in the Risk Factors section of the Fund’s filing with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

15601 Dallas Parkway, Suite 600 Addison, TX 75001 Date Published 1/09 • IN • 402175A © 2009 Behringer Harvard	FIRST-CLASS MAIL US POSTAGE PAID ADDISON, TX PERMIT NO. 36